Exhibit 99.1

RELEASE 8:00 AM –December 17, 2013

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. AND M&T BANK CORPORATION ANNOUNCE FURTHER

EXTENSION OF TIME TO COMPLETE PROPOSED MERGER

HUDSON CITY CONTINUES WITH STRATEGIC INITIATIVES

Paramus, New Jersey, December 17, 2013 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (“Hudson City”) and M&T Bank Corporation (“M&T”) announced today that additional time will be required to obtain a regulatory determination on the applications necessary to complete their proposed merger. As a result, M&T and Hudson City have agreed to extend the time to complete the merger until December 31, 2014 pursuant to Amendment No. 2 to the Agreement and Plan of Merger. The consideration and exchange ratio as provided in the Merger Agreement will remain the same.

In early 2013, M&T learned that the Federal Reserve identified certain regulatory concerns with M&T’s procedures, systems and processes relating to M&T’s Bank Secrecy Act and anti-money-laundering compliance program and commenced a major initiative intended to fully address the Federal Reserve’s concerns, which is ongoing. In April 2013, M&T and Hudson City entered into their first extension of the Merger Agreement.

In order for Hudson City to pursue its Strategic Plan initiatives during the pendency of the merger the parties agreed to amend the Merger Agreement to permit Hudson City to take action under its Strategic Plan. M&T has received no assurance from the Federal Reserve as to whether or when the Federal Reserve will approve the merger. However, M&T and Hudson City believe that the earliest time the merger could be completed is in the latter half of 2014.

Mr. Ronald E. Hermance, Jr., Chairman and Chief Executive Officer of Hudson City, stated “While all parties are disappointed that the transaction is delayed further we are gratified that M&T continues to see the value in the Hudson City franchise. Our Board of Directors continues to believe that the M&T transaction is ultimately in the best interest of the company and our shareholders, but is also committed to diversifying our business model by continuing to pursue our Strategic Plan.”

Prior to the announcement of the merger, Hudson City retained an outside consultant to assist management in developing a strategic plan. The operational core of the Strategic Plan is the expansion of our loan and deposit product offerings over time to create more balanced sources of revenue and funding. We believe that the markets in which we operate provide significant opportunities for the Hudson City brand to capture market share in products and services that we have not actively pursued previously. The Strategic Plan includes initiatives such as secondary mortgage market operations, commercial real estate lending, the introduction of small business banking products and developing a more robust suite of consumer banking products. When we announced in April that additional time would be required to obtain regulatory approval, we charted a dual path for Hudson City. We continued to plan for the completion of the merger, but we also refreshed the Strategic Plan, prioritizing the matters that we could achieve during the pendency of the merger, such as our secondary mortgage market operations and commercial real estate lending initiatives, and proceeded with implementation of those prioritized matters. Given the further delay in closing the transaction, Hudson City and M&T have agreed that Hudson City will be permitted to proceed with its Strategic Plan as noted above. Many of the initiatives require significant lead time for full implementation and roll out to our customers. We expect commencement of the roll out of the prioritized initiatives during 2014.

About Hudson City Bancorp, Inc.

Hudson City Bancorp is a Delaware corporation organized in 1999 and serves as the holding company of its only subsidiary, Hudson City Savings Bank. Hudson City Savings Bank conducts its operations out of its corporate offices in Paramus in Bergen County, New Jersey and through 135 branches in the New York metropolitan area.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the merger, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the merger and its implementation of the Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, further delays in closing the merger and the ability of Hudson City Bancorp, Inc. or M&T to obtain regulatory approvals and meet other closing conditions to the merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

Important Additional Information.

In connection with the merger, M&T filed with the SEC on February 22, 2013 a Registration Statement on Form S-4 that included a Joint Proxy Statement of M&T and Hudson City and a Prospectus of M&T. The S-4 has been declared effective.

Each of M&T and Hudson City may file other relevant documents concerning the proposed transaction. SHAREHOLDERS OF M&T AND HUDSON CITY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about M&T and Hudson City, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from M&T at www.mtb.com under the tab “About Us” and then under the heading “Investor Relations” or from Hudson City by accessing Hudson City’s website at www.hcsbonline.com under the heading “Investor Relations.” Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, One M&T Plaza, Buffalo, New York 14203, (716) 842-5445.